Exhibit 10.66
Workers’ Compensation Quota Share
Reinsurance Contract
Effective: July 1, 2009
issued to
Guarantee Insurance Company
Fort Lauderdale, Florida
and
any other insurance companies and/or affiliates which are now or hereafter come under the ownership, control or management of
Guarantee Insurance Company

Workers’ Compensation Quota Share
Reinsurance Contract
Effective: July 1, 2009
issued to
Guarantee Insurance Company
Fort Lauderdale, Florida
and
any other insurance companies and/or affiliates which are now or hereafter come under the ownership, control or management of
Guarantee Insurance Company
Coverage A

Reinsurer	Participation
Swiss Reinsurance America Corporation	25.0%

Total	25.0% part of 100% share in the interests and liabilities of the “Reinsurer”
Coverage B

Reinsurer	Participation
Swiss Reinsurance America Corporation	25.0%

Total	25.0% part of 100% share in the interests and liabilities of the “Reinsurer”

Table of Contents

Article		Page
	Preamble	1
I	Classes of Business Reinsured	1
II	Commencement and Termination	2
III	Territory (BRMA 51A)	3
IV	Exclusions	3
V	Special Acceptances	6
VI	Retention and Limit	7
VII	Loss Occurrence	8
VIII	Loss in Excess of Policy Limits/ECO	8
IX	Other Reinsurance	9
X	Claims and Loss Adjustment Expense	9
XI	Annuities at Company's Option	10
XII	Commutation	11
XIII	Salvage and Subrogation	11
XIV	Original Conditions	12
XV	Commission	12
XVI	Reports and Remittances	12
XVII	Late Payments	13
XVIII	Offset (BRMA 36B)	14
XIX	Access to Records (BRMA 1D)	14
XX	Errors and Omissions (BRMA 14F)	14
XXI	Currency (BRMA 12A)	15
XXII	Taxes (BRMA 50B)	15
XXIII	Federal Excise Tax (BRMA 17D)	15
XXIV	Reserves	15
XXV	Insolvency	17
XXVI	Arbitration	18
XXVII	Agency Agreement (BRMA 73A)	19
XXVIII	Severability (BRMA 72E)	19
XXIX	Service of Suit (BRMA 49C)	19
XXX	Confidentiality	19
XXXI	Governing Law (BRMA 71B)	20
XXXII	Entire Agreement	20
XXXIII	Notices and Contract Execution	20
XXXIV	Intermediary	21

Workers’ Compensation Quota Share
Reinsurance Contract
Effective: July 1, 2009
issued to
Guarantee Insurance Company
Fort Lauderdale, Florida
and
any other insurance companies and/or affiliates which are now or hereafter come under the ownership, control or management of
Guarantee Insurance Company
(hereinafter referred to collectively as the “Company”)
by
The Subscribing Reinsurer(s) Executing the
Interests and Liabilities Agreement(s)
Attached Hereto
(hereinafter referred to as the “Reinsurer”)
Preamble
A.	In the event any affiliated companies are to be reinsured hereunder, whenever the word “Company” is used in this Contract, such term shall be held to include any or all of the affiliated companies which are or may hereafter be under common control, provided that notice be given to the Reinsurer of any such newly affiliated companies which may hereafter come under common control as soon as practicable with full particulars as to how such affiliation is likely to affect this Contract. In the event of either party maintaining that such affiliation calls for alteration in existing terms, and an agreement for alteration not being arrived at, then the business of such newly affiliated company is covered at existing terms only for a period of 45 days after notice by either party that it does not wish to cover such business.

B.	The retention of the Company and the liability of the Reinsurer and all other benefits accruing to the Company as provided in this Contract or any amendments hereto, shall apply to the affiliated companies comprising the Company as a group and not separately to each of the affiliated companies.
Article I — Classes of Business Reinsured
A.	By this Contract the Company obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept quota share reinsurance of the Company’s gross liability under policies, contracts and binders of insurance or reinsurance (hereinafter called “policies”) in force at the effective date hereof or issued or renewed on or after that date, and classified by the Company as Traditional Workers’ Compensation (including, but not limited to, business further classified by the Company as Preferred Agency Captives) and/or Employers Liability business (including losses arising from the United States Longshore and Harbor Workers’ Compensation Act, Jones Act, Federal Employers Liability Act, and any other Federal act), subject to the terms, conditions and limitations hereinafter set forth.

B.	The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.
Article II — Commencement and Termination
A.	This Contract shall become effective at 12:01 a.m., Local Standard Time where the policy is issued, July 1, 2009, with respect to losses arising out of loss occurrences commencing at or after that time and date, and shall remain in force until 12:01 a.m., Local Standard Time where the policy is issued, July 1, 2010.

B.	At the sole option of the Company, this Contract may be terminated at any time by the Company giving the Reinsurer 45 days prior written notice.

C.	Notwithstanding the provisions of paragraph A above, the Company may terminate a Subscribing Reinsurer’s percentage share in this Contract at any time by giving written notice to the Subscribing Reinsurer in the event any of the following circumstances occur:
1.	The Subscribing Reinsurer’s policyholders’ surplus (or its equivalent under the Subscribing Reinsurer’s accounting system) at the inception of this Contract has been reduced by more than 20.0% of the amount of surplus (or the applicable equivalent) 12 months prior to that date; or

2.	The Subscribing Reinsurer’s policyholders’ surplus (or its equivalent under the Subscribing Reinsurer’s accounting system) at any time during the term of this Contract has been reduced by more than 20.0% of the amount of surplus (or the applicable equivalent) at the date of the Subscribing Reinsurer’s most recent financial statement filed with regulatory authorities and available to the public as of the inception of this Contract; or

3.	The Subscribing Reinsurer’s A.M. Best’s rating has been assigned or downgraded below A- and/or Standard & Poor’s rating has been assigned or downgraded below BBB+; or

4.	The Subscribing Reinsurer has become merged with, acquired by or controlled by any other entity or individual(s) not controlling the Subscribing Reinsurer’s operations at the inception of this Contract; or

5.	A State Insurance Department or other legal authority has placed the Subscribing Reinsurer under regulatory supervision or has ordered the Subscribing Reinsurer to cease writing business; or

6.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement, or similar proceedings (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

7.	The Subscribing Reinsurer has reinsured its entire liability under this Contract with an unaffiliated entity or entities without the Company’s prior written consent; or

8.	The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business; or

9.	The Subscribing Reinsurer has hired an unaffiliated runoff claims manager that is compensated on a contingent basis or is otherwise provided with financial incentives based on the quantum of claims paid.
D.	Unless otherwise mutually agreed, reinsurance hereunder on business in force on the effective date of termination or expiration shall remain in full force and effect until expiration, cancellation or next premium anniversary of such business, whichever first occurs, but in no event beyond 12 months, plus odd time, following the effective date of termination or expiration.

E.	Notwithstanding the provisions of paragraph C above, if the Company is prohibited or precluded by the appropriate regulatory authorities, or by law (in those states where applicable and enforced), from arranging mid-term cancellation or non-renewal of any policies subject to this Contract beyond their natural expiry, the Reinsurer agrees to extend coverage under this Contract until such policies may be terminated or non-renewed by the Company.

F.	“Term of this Contract” as used herein shall mean the period from 12:01 a.m., Local Standard Time where the policy is issued, July 1, 2009, until 12:01 a.m., Local Standard Time where the policy is issued, July 1, 2010. However, if this Contract is terminated, “term of this Contract” as used herein shall mean the period from 12:01 a.m., Local Standard Time where the policy is issued, July 1, 2009, through the effective date of termination if this Contract is terminated on a “cutoff” basis, or through the end of the runoff period if this Contract is terminated on a “runoff” basis.
Article III — Territory (BRMA 51A)
The territorial limits of this Contract shall be identical with those of the Company’s policies.
Article IV — Exclusions
A.	This Contract does not apply to and specifically excludes the following:
1.	Assumed reinsurance, except 100% of business ceded by fronting insurance companies.

2.	Liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund.

“Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, that provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, that has been declared by any competent authority to be insolvent, or that is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

3.	Loss or liability accruing to the Company directly or indirectly from any insurance written by or through any pool, association, or syndicate, including pools, associations, or syndicates in which membership by the Company is required under any statutes or regulations.

4.	Loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority. Nevertheless, this exclusion shall not apply to loss or damage occasioned by riots, strikes, civil commotion, vandalism, malicious damage, and acts of terrorism.

5.	All loss or liability of the Company excluded by the “Nuclear Risk Exclusion” attached hereto.

6.	Manufacturing, packaging, handling, shipping or storage of explosives, explosive substances intended for use as an explosive, ammunitions, fuses, arms, or fireworks. However, this exclusion shall not apply to the incidental packaging, handling or storage of same in connection with the sale or transportation by owner operators of such substances.

7.	Loss arising from professional sports teams. For the purpose of this exclusion, “professional sports team” shall mean an organization of more than 15 people (including athletes, coaches, and staff) that exists for the purpose of competing in regularly scheduled sporting events and whose members are receiving compensation from the organization at the time of the loss occurrence.

8.	Loss sustained by commercial airline personnel on board the aircraft and arising while the aircraft is in flight. The following definitions shall apply to this exclusion:
a.	“Commercial airline” shall mean an organization in the business of transporting passengers and/or goods by aircraft;

b.	“Personnel” shall mean employees of the commercial airline acting within the scope of their employment; and

c.	“In flight” shall mean from the time the door(s) close for departure to the time the door(s) open for arrival.
9.	Liability arising out of, or resulting as a consequence of, insureds principally involved in the manufacture, distribution, installation, testing, remediation, removal, storage, disposal, sale, use of or exposure to asbestos.

10.	Railroads, except scenic railways, and access lines and industrial aid owner operations when written as an incidental part of an insured’s overall operations.

11.	Chemical or petrochemical manufacturing.

12.	Underground mining.

13.	Loss arising from the intentional wrecking or demolition of buildings or structures in excess of three stories.

14.	Losses arising from the United States Longshore and Harbor Workers’ Compensation Act, Jones Act, Federal Employers Liability Act, Maritime Employers Liability Act, and any other Federal act if the payroll for such business is greater than 10.0% of the total payroll for the original insured’s total operations including such business.

15.	Financial Guarantee and Insolvency.

16.	Risks with known occupational disease exposures per NCCI D&E codes.

17.	Construction of bridges, tunnels or dams.

18.	Firefighters and police officers.

19.	Trucks hauling explosives or ammunition (local or long distance hauling) - all employees.

20.	Manufacturing, packing, handling, shipping or storage of natural or artificial fuel gases, butane, propane, gasoline, or liquefied petroleum gas. However, this exclusion shall not apply to the incidental packing, handling or storage of same in connection with the sale of such substances.

21.	Gas or oil burner installation NOC.

22.	Gasoline service stations tank installations.

23.	Blasting of rock.

24.	Sewer construction — all operations.

25.	Gas main, steam main, or water main construction or connection construction.

26.	Boat manufacturing — F classes.

27.	Banks and trust company employees of contracting agencies in bank service: guards, patrols, messengers or armored car crews.

28.	Detective agencies.

29.	Patrol agencies only in regard to armed guard services.

30.	Alternative Market business including professional employer organizations.

31.	All loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any act of terrorism involving biological, chemical, radioactive or nuclear explosion, pollution, contamination and/or fire following thereon.
B.	If the Company is bound, without the knowledge and contrary to the instructions of the Company’s supervisory underwriting personnel, on any business falling within the scope of one or more of the exclusions set forth in paragraph A, the exclusion shall be suspended with respect to such business until 30 days after an underwriting supervisor of the Company acquires knowledge thereof. Notwithstanding the foregoing, if the Company is prevented from canceling a policy within such period by applicable statute or regulation, such policy shall be covered hereunder until the earliest date on which the Company may cancel.

It is understood and agreed that the provisions of this paragraph B shall not apply to the exclusions set forth in subparagraphs 1, 2, 3, 4, 5, 9, 15, 16, 30 and 31 of paragraph A above.

C.	If the Company is required to accept an assigned risk which conflicts with one or more of the exclusions set forth in paragraph A, reinsurance shall apply, but in no event shall the Reinsurer’s liability exceed the limits set forth in the Retention and Limit Article.
Article V — Special Acceptances
A.	From time to time the Company may request a special acceptance of reinsurance falling outside the scope of the provisions of this Contract. Within 15 days of receipt of such a request, each Subscribing Reinsurer shall accept such request, ask for additional information, or reject the request. Any reinsurance that is specially accepted by the Reinsurer shall be covered under this Contract and shall be subject to the terms hereof, except as such terms shall be modified by the special acceptance. If a Subscribing Reinsurer fails to respond to a special acceptance request within 15 days, the Subscribing Reinsurer will be deemed to have agreed to the special acceptance.

B.	If Subscribing Reinsurers with total percentage shares in the interests and liabilities of the Reinsurer of 50.0% or greater agree to a special acceptance, such special acceptance shall be binding on all Subscribing Reinsurers with respect to their respective shares. If such percentage agreement is not achieved, such special acceptance shall be made to this Contract only with respect to the interests and liabilities of each Subscribing Reinsurer that agrees to the special acceptance.

C.	In the event a reinsurer becomes a party to this Contract subsequent to one or more special acceptances hereunder, the new reinsurer shall automatically accept such special acceptance(s) as being covered hereunder. Further, if one or more Subscribing Reinsurers under this Contract agreed to special acceptance(s) under the contract being replaced by this Contract, such special acceptance(s) shall be automatically covered hereunder with respect to the interests and liabilities of such Subscribing Reinsurer(s).

Article VI — Retention and Limit
A.	Coverage A: As respects Preferred Agency Captive business, the Company shall cede to the Reinsurer and the Reinsurer agrees to accept 100% of the Company’s gross liability. Notwithstanding the foregoing, the Company’s ceded net earned premium from Preferred Agency Captive business subject hereto shall not exceed $18,000,000 during the term of this Contract. Furthermore, as respects Preferred Agency Captive business, the Company shall retain at least a 25.0% part of 100% share, net and unreinsured, in the interests and liabilities of the Reinsurer.

B.	Coverage B: As respects business subject to this Contract other than Preferred Agency Captive business, the Company shall cede to the Reinsurer and the Reinsurer agrees to accept 100% of the Company’s gross liability. Notwithstanding the foregoing, the Company shall retain at least a 7.0% part of 100% share, net and unreinsured, in the interests and liabilities of the Reinsurer as respect business originating in the states of Florida, Georgia and New Jersey; and at least a 25.0% part of 100% share, net and unreinsured, in the interests and liabilities of the Reinsurer as respect business originating in states other than Florida, Georgia and New Jersey.

C.	Notwithstanding the provisions of paragraphs A and B above, the liability of the Reinsurer shall not exceed $500,000 (inclusive of any self-insured retentions under policies covered hereunder) as respects all losses and loss adjustment expense arising out of any one loss occurrence, nor shall it exceed $1,000,000 as respects all losses arising out of acts of terrorism commencing during the term of this Contract.

D.	“Net earned premium” as used herein is defined as gross earned premium of the Company for the classes of business reinsured hereunder, less the earned portion of premiums ceded by the Company for reinsurance which inures to the benefit of this Contract.

For purposes of calculating net earned premium, premium ceded by the Company for reinsurance which inures to the benefit of this Contract is deemed to be equal to 11.0% of the gross earned premium of the Company for the classes of business reinsured hereunder.

E.	“Act of terrorism” as used herein shall mean either:
1.	Any act of any person or persons either acting on behalf of or in connection with any organization or group with activities directed towards overthrowing, intimidating, coercing or influencing any government de jure or de facto or its populace or its economic, political or social systems, by force, violence, weapons of mass destruction, the destruction, disruption or subversion of communication and information system infrastructures and/or its content thereof, or sabotage, and/or threat therefrom; or

2.	An act of terrorism that is certified by the Secretary of Treasury, in concurrence with the Secretary of State and the Attorney General of the United States.
Notwithstanding the above, in the event of a loss occurrence which arises out of an act of workplace violence and is not consistent with the provisions of subparagraph 1 or 2 of this paragraph E, such loss shall be covered hereunder, subject to the provisions of the Retention and Limit Article and all other provisions of this Contract and shall not be considered an act of terrorism. Further, any loss occurrence which is not or cannot be determined, classified or certified in accordance with the provisions of subparagraph 1 or 2 of this paragraph E, shall be covered hereunder and not considered an act of terrorism.
Article VII — Loss Occurrence
A.	“Loss occurrence” as used herein is defined as an accident or occurrence or a series of accidents or occurrences arising out of or caused by one event. However, as respects losses resulting from occupational or industrial disease or cumulative trauma suffered by employees of an insured for which the employer is liable as a result of a sudden and accidental event not exceeding 72 hours in duration, all such losses shall be considered one loss occurrence and may be combined with losses not classified as occupational or industrial disease or cumulative trauma that arise out of the same event, and the combination of such losses shall be considered as one loss occurrence within the meaning hereof.

B.	“Occupational or industrial disease” as used herein shall mean any abnormal condition that fulfills all of the following conditions:
1.	It is not traceable to a definite compensable accident occurring during the employee’s past or present employment;

2.	It has been caused by exposure to a disease producing agent or agents present in the worker’s occupational environment; and

3.	It has resulted in disability or death.
C.	“Cumulative trauma” as used herein shall mean an injury that fulfills all of the following conditions:
1.	It is not traceable to a definite compensable accident occurring during the employee’s past or present employment;

2.	It has occurred from, and has been aggravated by, a repetitive employment-related activity; and

3.	It has resulted in disability or death.
Article VIII — Loss in Excess of Policy Limits/ECO
A.	In the event the Company pays or is held liable to pay an amount of loss in excess of its policy limit, but otherwise within the terms of its policy (hereinafter called “loss in excess of policy limits”) or any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits (hereinafter called “extra contractual obligations”) because of alleged or actual bad faith, negligence or fraud on its part in rejecting an offer of settlement within policy limits, or in the preparation of the defense or in the trial of an action against its insured or reinsured, or in the preparation or prosecution of an appeal consequent upon such an action, or in otherwise handling a claim under a policy subject to this Contract, 90.0% of the loss in excess of policy limits and/or the extra contractual obligations shall be added to the Company’s loss, if any, under the policy involved, and the sum thereof shall be subject to the provisions of the Retention and Limit Article.

B.	An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

C.	Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

D.	Recoveries from any form of insurance or reinsurance which protects the Company against claims the subject matter of this Article shall inure to the benefit of this Contract.

E.	Savings Clause (Applicable only if the Subscribing Reinsurer is domiciled in the State of New York): In no event shall coverage be provided to the extent that such coverage is not permitted under New York law.
Article IX — Other Reinsurance
The Company shall be permitted to carry excess of loss reinsurance, recoveries under which shall inure to the benefit of this Contract.
Article X — Claims and Loss Adjustment Expense
A.	Losses shall be reported by the Company in summary form as hereinafter provided, but the Company shall notify the Reinsurer immediately when a specific case involves unusual circumstances or large loss possibilities. The Reinsurer shall have the right to participate, at its own expense, in the defense of any claim or suit or proceeding involving this reinsurance.

B.	All loss settlements made by the Company, whether under strict policy conditions or by way of compromise, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its proportion of each such settlement in accordance with the Reports and Remittances Article. It is agreed, however, that if the Reinsurer’s share of any loss is equal to or greater than $500,000, the Reinsurer will pay its share of said loss as promptly as possible after receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company.

C.	Notwithstanding the provisions of paragraph B above, any ex-gratia settlement made by the Company on a loss subject to this Contract shall be binding on the Reinsurer, provided the Company has submitted the settlement to the Reinsurer and received the Reinsurer’s agreement to the settlement. If the ex-gratia settlement is accepted by the Reinsurer, it shall be subject to the terms of this Contract.

“Ex-gratia settlements,” as used in this Contract, shall mean all settlements of losses not covered under the express terms of the policies, and which are primarily motivated by a customer business relationship. “Ex-gratia settlements” will not include settlements of losses which arise from court decisions or other judicial acts or orders.

D.	In the event of a claim under a policy subject hereto, the Reinsurer shall be liable for its proportionate share of loss adjustment expense incurred by the Company in connection therewith, and shall be credited with its proportionate share of any recoveries of such expense.

E.	“Loss adjustment expense” as used herein shall mean costs and expenses incurred by the Company in connection with the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim or loss, or alleged loss, including but not limited to:
1.	Court costs;

2.	Costs of supersedeas and appeal bonds;

3.	Monitoring counsel expenses;

4.	Legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including but not limited to declaratory judgment actions;

5.	Post-judgment interest;

6.	Pre-judgment interest, unless included as part of the award or judgment;

7.	Expenses and a pro rata share of salaries of Company field employees, calculated in accordance with the time occupied in adjusting such loss, and expenses of other Company employees who have been temporarily diverted from their normal and customary duties and assigned to the field adjustment of losses covered by this Contract; and

8.	Subrogation, salvage and recovery expenses.
Loss adjustment expense does not include salaries and expenses of the Company’s employees (except as provided in subparagraph 7 above), office or other overhead expenses.
Article XI — Annuities at Company’s Option
A.	Whenever the Company is required, or elects, to purchase an annuity or to negotiate a structured settlement, either in satisfaction of a judgment or in an out-of-court settlement or otherwise, the cost of the annuity or the structured settlement, as the case may be, shall be deemed part of the Company’s loss.

B.	The terms “annuity” or “structured settlement” shall be understood to mean any insurance policy, lump sum payment, agreement or device of whatever nature resulting in the payment of a lump sum by the Company in settlement of any or all future liabilities which may attach to it as a result of a loss occurrence.

C.	In the event the Company purchases an annuity which inures in whole or in part to the benefit of the Reinsurer, it is understood that the liability of the Reinsurer is not released thereby. In the event the Company is required to provide benefits not provided by the annuity for whatever reason, the Reinsurer shall pay its proportional share of any loss.
Article XII — Commutation
A.	This Article will only take effect should the parties hereto mutually agree to commute one or any number of the Workers’ Compensation losses under this Contract. There will be no obligation on the part of either party to so commute.

B.	Should the Company become liable for any loss hereunder, and be required to make periodic payments to or otherwise set up on its books reserves for such loss, at any time after seven years following the effective time and date of this Contract and upon mutual agreement of the Company and the Reinsurer, said loss (including loss adjustment expense) may be commuted. If the value of said loss, including amounts falling to the share of the Reinsurer, cannot be agreed upon by the parties to this Contract, said value may be determined by employing one of the following:
1.	A present value calculation based on the following criteria:
a.	In respect of all unindexed benefits, the present value calculation shall be determined based upon an annual discount equal to the five-year U.S. Treasury note rate at the time of commutation;

b.	In respect of all future medical costs, the present value calculation shall be based upon the Company’s evaluation of long term medical care and rehabilitation requirements, using an annual discount equal to the five-year U.S. Treasury note rate at the time of commutation, and an annual escalation equal to the Medical Care Consumer Price Index (CPI-MC) at the time of commutation;

c.	Where applicable, impaired life expectancy, survivors’ life expectancy, as well as remarriage probability shall be reflected in the calculation by employing tables required by statute.
2.	The Company may determine the present value by purchasing (or obtaining a quotation for) an annuity from any A.M. Best’s Class VIII IIA+II rated or better annuity writer, with an AAA rating by Standard & Poor’s.
C.	The Reinsurer’s proportion of the amount determined will be considered its total liability for such loss and the lump sum payment thereof shall constitute a complete release of both parties from liability hereunder for the commuted losses.

D.	This Article shall survive the termination or expiration of this Contract.
Article XIII — Salvage and Subrogation
The Reinsurer shall be credited with its proportionate share of salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights if, in the Company’s opinion, it is economically reasonable to do so.
Article XIV — Original Conditions
A.	All reinsurance under this Contract shall be subject to the same rates, terms, conditions, waivers and interpretations, and to the same modifications and alterations as the respective policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract. The Reinsurer shall be credited with its exact proportion of the net earned premium received by the Company.

B.	Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.
Article XV — Commission
A.	The Reinsurer shall allow the Company a 25.0% commission on all premiums ceded to the Reinsurer hereunder prior to any deductions for the earned portion of premiums ceded by the Company for reinsurance that inures to the benefit of this Contract. The Company shall allow the Reinsurer return commission on return premiums at the same rate.

B.	It is expressly agreed that the ceding commission allowed the Company includes provision for all dividends, commissions, taxes, assessments, and all other expenses of whatever nature, except loss adjustment expense.
Article XVI — Reports and Remittances
A.	Within 30 days after the end of each month, the Company shall report to the Reinsurer:
1.	Ceded net earned premium for the month;

2.	Commission calculated in accordance with the Commission Article;

3.	Ceded losses and loss adjustment expense paid during the month (net of any recoveries during the month under the “cash call” provisions of the Claims and Loss Adjustment Expense Article);

4.	Ceded outstanding loss reserves as of the end of the month.
The positive balance of (1) less (2) less (3) shall be remitted by the Company with its report. Any balance shown to be due the Company shall be remitted by the Reinsurer as promptly as possible, but in no event later than 15 days, after receipt and verification of the Company’s report.

B.	Annually, the Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.
Article XVII — Late Payments
A.	The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B.	In the event any premium, loss or other payment due either party is not received by the intermediary named in the Intermediary Article (hereinafter referred to as the “Intermediary”) by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:
1.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2.	1/365ths of the sum of 1.0% and the U.S. prime rate as quoted in The Wall Street Journal on the first day of the month for which the calculation is made; times

3.	The amount past due, including accrued interest.
It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

C.	If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by an arbitrator or a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

D.	The establishment of the due date shall, for purposes of this Article, be determined as follows:
1.	As respects any routine payment, adjustment or return due either party, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2.	As respects a “cash call” made in accordance with the last sentence of paragraph B of the Claims and Loss Adjustment Expense Article, payment shall be deemed due 20 days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 20 days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3.	As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of this paragraph, the due date shall be deemed as 30 days following transmittal of written notification that the provisions of this Article have been invoked.
For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

E.	Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

F.	Interest penalties arising out of the application of this Article that are $1,000 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.
Article XVIII — Offset (BRMA 36B)
The Company and the Reinsurer may offset any balance or amount due from one party to the other under this Contract or any other contract heretofore or hereafter entered into between the Company and the Reinsurer, whether acting as assuming reinsurer or ceding company. However, in the event of the insolvency of any party hereto, offset shall only be allowed in accordance with applicable law.
Article XIX — Access to Records (BRMA 1D)
The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.
Article XX — Errors and Omissions (BRMA 14F)
Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Article XXI — Currency (BRMA 12A)
A.	Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.
Article XXII — Taxes (BRMA 50B)
In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.
Article XXIII — Federal Excise Tax (BRMA 17D)
A.	The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B.	In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.
Article XXIV — Reserves
A.	The Reinsurer agrees to fund its share of the Company’s ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) by:
1.	Clean, irrevocable and unconditional letters of credit issued or confirmed, if confirmation is required by the regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to the Company; and/or

2.	Escrow accounts for the benefit of the Company; and/or

3.	Cash advances;
if the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia having jurisdiction over the Company and if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved.

The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B.	With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an “evergreen clause,” which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:
1.	To reimburse itself for the Reinsurer’s share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

2.	To reimburse itself for the Reinsurer’s share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

3.	To fund a cash account in an amount equal to the Reinsurer’s share of any ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

4.	To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer’s share of the Company’s ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves), if so requested by the Reinsurer.
In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1) or B(3), or in the case of B(2), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

C.	If, during the term of a letter of credit, the issuing bank no longer meets the credit standards set forth in paragraph A above, the Reinsurer agrees to replace such letter of credit within 15 days with a form of funding that meets the requirements set forth in paragraph A above.

D.	If a Subscribing Reinsurer fails to fulfill its funding obligation (if any) under this Article, the Company may, at its option, require the Subscribing Reinsurer to pay, and the Subscribing Reinsurer agrees to pay, an interest charge on the funding obligation calculated on the last business day of each month as follows:
1.	The number of full days that have expired since December 31 of the calendar year in which the funding was required; times

2.	1/365ths of the sum of 1.0% and the U.S. prime rate as quoted in The Wall Street Journal on the first day of the month for which the calculation is made; times

3.	The greater of (a) the funding obligation, less the amount, if any, funded by the Subscribing Reinsurer prior to December 31 of the calendar year in which the funding was required or (b) $5,000.
It is agreed that interest shall accumulate until the full interest charge amount as provided for in this paragraph and the funding obligation are paid.

If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by an arbitrator or a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

E.	At annual intervals, or more frequently as agreed, but never more frequently than quarterly, the Company shall prepare a specific statement of the Reinsurer’s share of the Company’s ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) for the sole purpose of amending the letter of credit, in the following manner:
1.	If the statement shows that the Reinsurer’s share of the Company’s ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) exceeds the balance of credit as of the statement date, the Reinsurer shall, within 30 days after receipt of notice of such excess, secure delivery to the Company of an amendment to the letter of credit increasing the amount of credit by the amount of such difference.

2.	If, however, the statement shows that the Reinsurer’s share of the Company’s ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) is less than the balance of credit as of the statement date, the Company shall, within 30 days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the letter of credit reducing the amount of credit available by the amount of such excess credit.
Article XXV — Insolvency
A.	In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C.	It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.
Article XXVI — Arbitration
A.	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd’s London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B.	Each party shall present its case to the Arbiters within 60 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C.	If more than one reinsurer is involved in the same dispute, all such reinsurers may constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D.	Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two

Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E.	Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Florida.
Article XXVII — Agency Agreement (BRMA 73A)
If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.
Article XXVIII — Severability (BRMA 72E)
If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.
Article XXIX — Service of Suit (BRMA 49C)
(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)
A.	It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B.	Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.
Article XXX — Confidentiality
The Reinsurer, except with the express prior written consent of the Company, shall not directly or indirectly, communicate, disclose or divulge to any third party, any knowledge or information that may be acquired either directly or indirectly as a result of the inspection of the Company’s books, records and papers. The restrictions as outlined in this Article shall not apply to communication or disclosures that the Reinsurer is required to make to auditors, both internal and external, outside actuaries, consultants, retrocessionaires, legal counsel, arbitrators involved in any arbitration procedures under this Contract or disclosures required upon subpoena or other duly issued order of a court or other governmental agency or regulatory authority; however, such third parties are to be informed of these confidentiality restrictions by the Reinsurer. The Reinsurer shall not share, communicate or otherwise disseminate the Company’s confidential information obtained by virtue of its subscription to this Contract with any employees (either of the Reinsurer or any affiliate) associated with its direct insurance operations.
Article XXXI — Governing Law (BRMA 71B)
This Contract shall be governed by and construed in accordance with the laws of the State of Florida.
Article XXXII — Entire Agreement
This Contract sets forth all of the duties and obligations between the Company and the Reinsurer and supersedes any and all prior or contemporaneous written agreements with respect to matters referred to in this Contract. This Contract may not be modified or changed except by an amendment to this Contract in writing signed by both parties.
Article XXXIII — Notices and Contract Execution
A.	Whenever a notice, statement, report or any other written communication is required by this Contract, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

B.	The use of any of the following shall constitute a valid execution of this Contract or any amendments thereto:
1.	Paper documents with an original ink signature;

2.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

3.	Electronic records with an electronic signature made via an electronic agent. For the purposes of this Contract, the terms “electronic record,” “electronic signature” and “electronic agent” shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.
C.	This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

Article XXXIV — Intermediary
Aon Benfield Inc., or one of its affiliated corporations duly licensed as a reinsurance intermediary, is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating to this Contract will be transmitted to the Company or the Reinsurer through the Intermediary. Payments by the Company to the Intermediary will be deemed payment to the Reinsurer. Payments by the Reinsurer to the Intermediary will be deemed payment to the Company only to the extent that such payments are actually received by the Company.
In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:
Fort Lauderdale, Florida, this 6th day of November in the year 2009.

/s/ Charles Schuver
Guarantee Insurance Company (for and on behalf of the “Company”)
Charles K Schuver Chief Underwriting Officer

NUCLEAR RISK EXCLUSION
This Contract does not apply to loss arising from, whether directly or indirectly, whether proximate or remote:
a)	Any Nuclear Facility, Nuclear Hazard or Nuclear Reactor;

b)	Any Nuclear Material, Radioactive Material, Nuclear Reaction, Nuclear Radiation or radioactive contamination, all whether controlled or uncontrolled; or

c)	Any Nuclear Material, Radioactive Material, Nuclear Reaction, Nuclear Radiation or radioactive contamination, all whether controlled or uncontrolled, caused directly or indirectly by, contributed to or aggravated by an Event;

d)	Any Spent Fuel or Waste;

e)	Any Fissionable Substance; or

f)	Any nuclear device or bomb.
As used in this Exclusion:
“Fissionable Substance” means any prescribe substance that is, or from which can be obtained, a substance capable of releasing atomic energy by nuclear fission.

“Nuclear Facility” means:
any Nuclear Reactor;

any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of plutonium, thorium and uranium or any one or more of them;

any equipment or device designed or used for (i) separating the isotopes of plutonium, thorium and uranium or any one or more of them, (ii) processing or utilizing spent fuel, or (iii) handling, processing or packaging Waste;

any equipment or device used for the processing, fabricating or alloying of Special Nuclear Material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235;

any equipment or device used for the processing, fabricating or alloying of plutonium, thorium or uranium enriched in the isotope uranium 233 or in the isotope uranium 235, or any one or more of them if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235;

any structure, basin, excavation, premises or place prepared or used for the storage or disposal of Waste or Radioactive Material, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations.
“Nuclear Hazard” means the radioactive, toxic, explosive or other hazardous properties of Radioactive Material or Nuclear Material.

“Nuclear Material” means Source Material, Special Nuclear Material or Byproduct Material.

“Nuclear Reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material.

“Radioactive Material” means uranium, thorium, plutonium, neptunium, their respective derivatives and compounds, radioactive isotopes of other elements and any other substances that the Atomic Energy Control Board may, by regulation, designate as being prescribed substances capable of releasing atomic energy, or as being requisite for the production, use or application of atomic energy.

“Source Material,” “Special Nuclear Material,” and “Byproduct Material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof.

“Spent Fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in the Nuclear Reactor.

“Waste” means any waste material (i) containing Byproduct Material and (ii) resulting from the operation by any person or organization of any Nuclear Facility.

Interests and Liabilities Agreement
of
Swiss Reinsurance America Corporation
Armonk, New York
(hereinafter referred to as the “Subscribing Reinsurer”)
with respect to the
Workers’ Compensation Quota Share
Reinsurance Contract
Effective: July 1, 2009
issued to and duly executed by
Guarantee Insurance Company
Fort Lauderdale, Florida
and
any other insurance companies and/or affiliates which are now or hereafter come under the ownership, control or management of
Guarantee Insurance Company
The Subscribing Reinsurer hereby accepts the following percentage shares in the interests and liabilities of the “Reinsurer” as set forth in the attached Contract captioned above:
25.0% of Coverage A
25.0% of Coverage B
This Agreement shall become effective at 12:01 a.m., Local Standard Time where the policy is issued, July 1, 2009, and shall remain in force until 12:01 a.m., Local Standard Time where the policy is issued, July 1, 2010.
The Subscribing Reinsurer’s share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the Subscribing Reinsurer shall in no event participate in the interests and liabilities of the other reinsurers.
In Witness Whereof, the Subscribing Reinsurer by its duly authorized representative has executed this Agreement as of the date undermentioned at:
Schaumburg, Illinois, this 12th day of November in the year 2009.

/s/ Jeff [ILLEGIBLE] Vice President
Swiss Reinsurance America Corporation
By: Swiss Re Underwriters Agency Inc., its authorized representative

POR 1023255
[A]